Exhibit 4.1

SENIOR SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144(k) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES, PROVIDED THAT ANY TRANSFER OF THIS NOTE TO THE PLEDGEE SHALL COMPLY WITH THE FOREGOING.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii), AND 21(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

MICROVISION, INC.

SENIOR CONVERTIBLE NOTE

Issuance Date: , 2005	Principal: U.S. $[ ]

FOR VALUE RECEIVED, MICROVISION, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [                    ] or its registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate, subject to periodic adjustment pursuant to Section 2, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date or the Maturity Date (each, as defined herein), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Senior Secured

Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31.

(1) PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 10. If any Principal remains outstanding on the Maturity Date (as defined herein), then the Holder shall surrender this Note to the Company and the Company shall pay to the Holder in cash an amount equal to any outstanding Principal, accrued and unpaid Interest. The “Maturity Date” shall be March 15, 2007, as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 5(a)) shall have occurred and be continuing or any event shall have occurred and be continuing and that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Interest Period on the last day of the applicable Interest Period during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (even if the Maturity Date is not the last day of an Interest Period) (each, an “Interest Date”) with the first Interest Date being March 15, 2006. Interest shall be payable on each Interest Date to the record holder of this Note on the applicable Interest Date in cash (“Cash Interest”) or, at the option of the Company, in shares of Company Common Stock (“Interest Shares”) or a combination thereof, provided that the Interest which accrued during any period may be payable in Interest Shares if, and only if, the Company delivers written notice (each an “Interest Election Notice”) of such election to each holder of the Notes on or prior to the twentieth (20th) Company Trading Day prior to the Interest Date (each, an “Interest Election Date”). Each Interest Notice must specify the amount of Interest that shall be paid as Cash Interest, if any, and the amount of Interest that shall be paid in Interest Shares. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Company Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date less any Cash Interest paid and (b) the Interest Conversion Price in effect on the applicable Interest Date. If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on the applicable Interest Date if, unless consented to in writing by the Holder, during the period commencing on the applicable Interest Election Date through the applicable Interest Date the Equity Conditions have not been satisfied or if, unless consented to in writing by the Holder, the Minimum Price Condition is not satisfied at the applicable Interest Date. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) in accordance with Section 3(b)(i). Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default with respect to Sections 5(a)(i)), the Interest Rate shall be increased to fifteen percent (15%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $.001 per share (the “Company Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount in multiples of $10,000 (or, if less, any remaining Conversion Amount) into fully paid and nonassessable shares of Company Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Company Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Company Common Stock, the Company shall round such fraction of a share of Company Common Stock down to the nearest whole share and pay to the Holder such fractional share in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Company Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Company Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Company Common Stock issued upon conversion.

(b) Conversion Rate. The number of shares of Company Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (B) accrued and unpaid Interest with respect to such Principal.

(ii) “Conversion Price” means (A) as of any Conversion Date (as defined below) or other date of determination (other than with respect to an Installment Amount on an Installment Date pursuant to a Company Conversion (as defined in Section 10(a)) during the period beginning on the Issuance Date and ending on and including the Maturity Date, the Fixed Conversion Price, and (B) with respect to any Installment Amount on an Installment Date pursuant to a Company Conversion, at the option of the Holder, either the Fixed Conversion Price or the Company Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

(iii) “Fixed Conversion Price” means $3.94, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Company Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of shares of Company Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Company Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Company Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock on the Conversion Date to the extent permitted by applicable law. In the event of a conversion of this Note pursuant to Section 3(a), the Principal amount of the Note subject to such conversion shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Company Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Company Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Company Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. At the Holder’s option in lieu of the foregoing, if within three (3) Company Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Company Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Company Common Stock to deliver in satisfaction of a sale by the Holder of Company Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Company Common Stock Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Company Common Stock so purchased (the “Company Common Stock Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Company Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Company Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Company Common Stock Buy-In Price over the product of (A) such number of shares of Company Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a

Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Company Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Company Common Stock not in dispute and resolve such dispute in accordance with Section 26.

(d) Limitations on Conversions.

(i) Beneficial Ownership. Other than in connection with a Mandatory Conversion (as defined below), the Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note, pursuant to Section 3(a), Section 10 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Company Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Company Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Company Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Company Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Company Common Stock, the Holder may rely on the number of outstanding shares of Company Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Company Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Company Common Stock then outstanding. In any case, the number of outstanding shares of Company Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Company Common Stock was reported.

(ii) [Reserved]

(4) [Reserved]

(5) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events (so long as its continuing) shall constitute an “Event of Default”:

(i) the failure of a Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while such Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the occurrence of any event of default set forth in Section 5 of the Old Notes.

(iii) the suspension from trading or failure of the Company Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(iv) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Company Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Company Common Stock that is tendered for conversion in accordance with the provisions of the Notes;

(v) [Reserved]

(vi) [Reserved]

(vii) the Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(viii) any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) aggregating in excess of $500,000 other than with respect to any Other Notes;

(ix) the Company or any of its Subsidiaries pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(xi) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xii) the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except (A) to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and (B) in the case of a breach of a covenant or term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(xiii) any breach or failure in any respect to comply with either of Sections 10 or 17 of this Note; or

(xiv) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and prior to 90 days after written notice from the Company to the Holder that such Event of Default is cured (which written notice shall provide reasonably satisfactory evidence that such Event of Default has actually been cured), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note that the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Company Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 14. In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Event of Default Redemption Notice.

(6) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders (any such approval not to be unreasonably withheld or delayed) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Holder Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note in cash by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 6 shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Company Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 125% of the Conversion Amount being redeemed (the “Holder Change of Control Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 14 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 6(b), but subject to Sections 3(d), until the Holder Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 6(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Company Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Holder Change of Control Redemption Notice.

(7) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) [Reserved].

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Company Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Company Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Company Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Company Common Stock had such shares of Company Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Company Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Company Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Company Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(8) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Company Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Shares covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case “Distributed Property”), then, unless taken into account pursuant to Section 8(b) below, upon any conversion of this Note that occurs after such record date, the Holder shall be entitled to receive, in addition to the shares of Company Common Stock otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of shares of Company Common Stock immediately prior to such record date.

(b) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Company Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Company Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Company Common

Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

(9) [Reserved]

(10) COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

(a) General. On each Installment Date, the Company shall pay to the Holder of this Note the Installment Amount as of such Installment Date by the combination of any of the following, but subject to and in accordance with the terms of this Section 10, (i) provided that (a) during the period commencing with the Company Installment Notice (as defined below) through the applicable Installment Date, the Equity Conditions have been satisfied (or waived in writing by the Holder) and (b) at the applicable Installment Date, the Minimum Price Condition is met (or previously waived in writing by the Holder), requiring the conversion of a portion of the applicable Installment Amount, in whole or in part, in accordance with this Section 10 (a “Company Conversion”), and/or (ii) redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section 10 (a “Company Redemption”); provided that all of the outstanding applicable Installment Amount as of each such Installment Date must be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 10. On or prior to the date which is the twentieth (20th) Company Trading Day prior to each Installment Date (such twentieth (20th) Company Trading Day, the “Installment Notice Due Date”, and the period from the Installment Notice Due Date until the applicable Installment Date, the “Installment Period”), the Company shall deliver written notice (each, a “Company Installment Notice”), to the Holder which Company Installment Notice shall state the portion, if any, of the applicable Installment Amount which the Company elects to convert pursuant to a Company Conversion, which amount when added to the Company Redemption Amount must equal the applicable Installment Amount (the “Company Conversion Amount”). The portion, if any, of the applicable Installment Amount, which the Company has not elected to convert pursuant to a Company Conversion shall be redeemed pursuant to a Company Redemption (the “Company Redemption Amount”). If the Company has elected, in whole or in part to pay the Installment Amount pursuant to a Company Conversion, then the Company Installment Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice. No later than three (3) Company Trading Days after receipt of the Company Installment Notice, the Holder shall deliver a notice to the Company setting forth the Holder’s account number with DTC (the “Holder DTC Notice”). No later than three (3) Company Trading Days after receipt of any applicable Holder DTC Notice, the Company shall deliver to the Holder’s account with DTC (as set forth in the Holder DTC Notice) such number of shares of Company Common Stock as is specified in the Company Installment Notice (the “Pre-Installment Conversion Shares”), which number of shares shall not exceed the quotient of (x) such Company Conversion Amount divided by (y) the Fixed Conversion Price. In the event that any Pre-Installment Conversion Shares are delivered by the Company pursuant to the preceding sentence, the amount of Interest to be paid on the applicable Installment Date shall be reduced by the Installment Interest Reduction Amount. If the Company does not timely deliver a Company Installment Notice in accordance with this Section 10(a), then the Company shall be deemed to have elected a Company Redemption with respect to the entire Installment Amount to be paid on such Installment Date. Each Company Installment Notice shall be irrevocable. Except as expressly provided in this Section 10(a), the Company shall redeem and convert the applicable Installment Amount of this Note pursuant to this Section 10 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the Installment Amount being redeemed and converted hereunder. The Company Redemption Amount (whether set forth in the Company Installment Notice or by operation of this Section 10) shall be redeemed in accordance with Section 10(b) and the Company Conversion Amount shall be converted in accordance with Section 10(c).

(b) Mechanics of Company Redemption. If the Company elects, or is deemed to have elected, a Company Redemption in accordance with Section 10(a), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to 100% of the Company Redemption Amount. If the Company fails to redeem a Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation, a “Conversion Notice” for purposes of this Note), the Holder may require (prior to the Company’s payment of the Company Redemption Amount in full to the Holder) the Company to convert all or any part of the Company Redemption Amount at the Company Conversion Price. Conversions required by this Section 10(b) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 10(b), but subject to Sections 3(d), until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Company Common Stock pursuant to Section 3.

(c) Mechanics of Company Conversion. Subject to Section 3(d), if the Company delivers a Company Installment Notice and elects, in whole or in part, a Company Conversion in accordance with Section 10(a), then the applicable Company Conversion Amount, if any, which remains outstanding shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount at the Company Conversion Price; provided that the Equity Conditions have been satisfied (or waived in writing by the Holder) on such Installment Date and the Minimum Price Condition is met (or previously waived in writing by the Holder) on such Installment Date. The number of shares of Company Common Stock to be delivered upon such conversion shall be reduced by the amount of any Pre-Installment Conversion Shares previously delivered to the Holder in connection with such Installment Date. If an Event of Default occurs during any applicable Installment Period, then either the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or the Conversion Amount used to calculate the Event of Default Redemption Price shall be reduced by the product of (x) the Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio. If the Equity Conditions are not satisfied (or waived in writing by the Holder) on such Installment Date or if the Minimum Price Condition is not met on such Installment Date (or waived in writing by the Holder) (either, an “Equity Conditions Failure”), then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the

Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on such Installment Date and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to such First Redemption Amount, or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount. In the event of an Equity Conditions Failure, either the Holder shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date or any related First Redemption Amount shall be reduced by the product of (x) the Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio. If the Company fails to redeem any First Redemption Amount on or before the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 10(b) as if the Company failed to pay the applicable Company Redemption Price and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 5(a)(xiii)). Notwithstanding anything to the contrary in this Section 10(c), but subject to Sections 3(d), until the Company delivers Company Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section 3.

(d) Notwithstanding anything to the contrary, following the occurrence of a Triggering Event, on each Installment Date the Company shall be required to make all Company Redemptions in cash at a price equal to 105% of the Company Redemption Amount.

(11) COMPANY’S RIGHT OF MANDATORY CONVERSION.

(a) Mandatory Conversion. If at any time from and after the six month anniversary of the Effective Date (as defined in the Registration Rights Agreement) (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Company Common Stock equals or exceeds 175% of the Fixed Conversion Price on the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of twenty (20) Company Trading Days out of any thirty (30) consecutive Company Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied (or waived in writing by the Holder), during the period commencing on the Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert all, but not less than all, of the Conversion Amount then remaining under this Note as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Company Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 11(a), by delivering within not more than five (5) Company Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of

Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Company Trading Day selected for the Mandatory Conversion in accordance with Section 11(a), which Company Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 11(a) (and analogous provisions under the Other Notes) and (iii) the number of shares of Company Common Stock to be issued to such Holder on the Mandatory Conversion Date. Notwithstanding the foregoing, to the extent any such Mandatory Conversion would result in the Holder (together with the Holder’s affiliates) beneficially owning in excess of the Maximum Percentage and the Holder notifies the Company of that fact and the amount of such excess within fifteen (15) Business Days after the Mandatory Conversion Notice Date, then such excess portion of this Note will not be converted on the Mandatory Conversion Date, but will instead be converted as described above on the date sixty (60) calendar days following the Mandatory Conversion Date.

(b) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 11(a), then it must simultaneously take the same action in the same proportion with respect to the Other Notes. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(12) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(13) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Company Common Stock a number of shares of Company Common Stock for each of the Notes and other shares of Company Common Stock issuable under the Transaction Documents equal to 100% of the number of shares of Company Common Stock as shall be necessary to effect the conversion of all of the Notes then outstanding as of the Issuance Date at the Minimum Price and any other shares issuable under the Transaction Documents (the “Required Reserve Amount”) . So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Company Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Company Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding at the Minimum Price. The initial number of shares of Company Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Company Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(14) HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Holder Change of Control Redemption Notice in accordance with Section 6(c), the Company shall deliver the Holder Change of Control Redemption Price to the Holder, concurrently with the consummation of such Change of Control if such notice is received by the Company prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Company Installment Redemption Price to the Holder on the applicable Installment Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note (in accordance with Section 21(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 21(d)) to the Holder representing such Conversion Amount.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(b) or Section 6(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business

Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(15) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Other than (x) in connection with employee stock repurchases pursuant to an Approved Stock Plan existing as of the date hereof and (y) cash payments in lieu of fractional shares of Company Common Stock issuable upon conversion of Convertible Securities or Options, until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(16) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a holder of Company Common Stock as a result of being a holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(17) COVENANTS.

(a) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries (as defined in the Securities Purchase Agreement) to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement), other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) Permitted Indebtedness and (iii) Indebtedness evidenced by the Amended and Restated Senior Secured Convertible Notes (the “Old Notes”) issued pursuant to the Master Amendment Agreement.

(b) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively “Liens”) other than (i) existing Liens securing the Old Notes and (ii) Permitted Liens.

(c) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(18) PARTICIPATION. (a) The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Company Common Stock (other than dividends paid in shares of Company Common Stock) to the same extent as if the Holder had converted this Note into Company Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Company Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made if and only to the extent the Holder receives Company Common Stock pursuant to any of the Transaction Documents. Until Company Common Stock is received pursuant to any of the Transaction Documents, any such dividends paid or distributions made with respect to such Company Common Stock shall be Pledged Collateral pursuant to, and held in a collateral account in accordance with, the Pledge and Security Agreement.

(19) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(20) TRANSFER. This Note and any shares of Company Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Sections 2(g) and 2(h) of the Securities Purchase Agreement.

(21) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 21(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 21(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 21(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 21(a) or Section 21(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.

(22) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(23) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(24) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(25) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(26) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. To the extent of a good faith dispute by the Company, any related penalty payments due hereunder shall not be made until such dispute is resolved.

(27) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Company Common Stock, (B) with respect to any pro rata subscription offer to holders of Company Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(28) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(29) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(30) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(31) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Amended and Restated Pledge and Security Agreements” has the meaning ascribed to such term in the Securities Purchase Agreement.

(b) “Approved Stock Plan” means any employee benefit plan, contract or arrangement which has been approved by the Company Board of Directors, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(h) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Company Common Stock actually outstanding at such time, plus the number of shares of Company Common Stock deemed to be outstanding pursuant to Sections 8(a)(i) and 8(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Company Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes and the Warrants.

(i) “Company Board of Directors” means the board of directors of the Company or any authorized committee of the board of directors.

(j) “Company Conversion Price” means, as of any date of determination, that price which shall be computed as the greater of (i) 90% of the arithmetic average of the Weighted Average Price of the Company Common Stock on each of the fifteen (15) consecutive Company Trading Days commencing two (2) Company Trading Days after the Installment Notice Due Date and (ii) the Minimum Price. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Company Common Stock during such period.

(k) “Company Trading Day” means any day on which the Company Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Company Common Stock, then on the principal securities exchange or securities market on which the Company Common Stock is then traded; provided that “Company Trading Day” shall not include any day on which the Company Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Company Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(l) “Conversion Amount Ratio” means as to any applicable Installment Date, the quotient of (I) the Company Conversion Amount on such Installment Date divided by (II) the Installment Amount on such Installment Date.

(m) “Conversion Share Ratio” means as to any applicable Installment Date, the quotient of (x) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (y) the number of Post-Installment Conversion Shares applicable to such Installment Date.

(n) “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.

(o) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc. or The Nasdaq SmallCap Market.

(p) “Equity Conditions” means each of the following conditions: (i) on each day during the period beginning fifteen (15) Company Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Company Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Company Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market

(other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Notes and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c)(i) hereof (and analogous provisions under the Other Notes) and Section 2(a) of the Warrants; (iv) on each day during the Equity Conditions Measuring Period, any applicable shares of Company Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof (other than 3(d)(i) in connection with a Mandatory Conversion) and the rules or regulations of the Nasdaq Stock Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default; (vii) during the period commencing on the Interest Election Date, the Installment Notice Due Date or the Mandatory Conversion Notice Date, as applicable, and ending on the Interest Date, the Installment Date or the Mandatory Conversion Date, as applicable, an event that with the passage of time or giving of notice would constitute an Event of Default; (viii) during the Equity Conditions Measuring Period, the Company shall have no knowledge of any fact that would cause any shares of Company Common Stock issuable upon conversion of the Notes and shares of Company Common Stock issuable upon exercise of the Warrants, as applicable, not to be eligible for resale either (x) under the Registration Statement required pursuant to the Registration Rights Agreement in accordance with the terms of the Registration Rights Agreement or (y) without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (ix) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document to the extent that such breach would have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement).

(q) “Excluded Securities” means any Company Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes or the exercise of the Warrants or the Amendment Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering with an institution that regularly underwrites as a principal part of its business public offerings on a firm commitment basis which generates gross proceeds to the Company in excess of $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) securities issued in connection with corporate partnering transactions on terms approved by the Board of Directors of the Company and the primary purpose of which is not to raise equity capital; (v) upon conversion of any Options or Convertible Securities (including dividends and redemption payments pursuant to the terms of the Series A Convertible Preferred Stock of the Company) which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date to decrease the price, increase the number of shares issuable thereunder or extend the term of such Options or Convertible Securities; and (vi) securities issued or issuable upon conversion of the Notes or exercise of the Warrants.

(r) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Company Common Stock.

(s) “Installment Amount” means, with respect to any Installment Date, the lesser of (i) the quotient of (x) the original Principal amount of this Note on the Issuance Date divided by (y) 5 and (ii) the outstanding Principal amount under this Note as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise.

(t) “Installment Date” means each of March 15, 2006, June 15, 2006, September 15, 2006, December 15, 2006 and March 15, 2007.

(u) “Installment Interest Reduction Amount” means the product of (w) the amount of Interest payable on any applicable Installment Date multiplied by (x) the Conversion Amount Ratio multiplied by (y) the Conversion Share Ratio multiplied by (z) the Interest Ratio.

(v) “Interest Conversion Price” means, with respect to any Interest Date, the greater of (i) that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Company Common Stock on each of the twenty (20) consecutive Company Trading Days ending on the second (2nd) Company Trading Day immediately preceding such Interest Date and (ii) the Minimum Price. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(w) “Interest Period” means, initially, the period beginning on and including the Issuance Date and ending on and including March 15, 2006 and each successive period as follows: the period beginning on and including March 16 and ending on and including June 15; the period beginning on and including June 16 and ending on and including September 15; the period beginning on and including September 16 and ending on and including December 15; the period beginning on and including December 16 and ending on and including March 15.

(x) “Interest Rate” means (i) prior to the occurrence of a Triggering Event, the applicable LIBOR plus three percent (3.0%) per annum, and (ii) on and following the occurrence of a Triggering Event, the applicable LIBOR plus six percent (6.0%) per annum; provided, however, that the Interest Rate hereunder prior to the occurrence of a Triggering Event shall not be less than six percent (6.0%) per annum or greater than eight percent (8.0%) per annum and following a Triggering Event shall not be less than twelve percent (12.0%) per annum or greater than fifteen percent (15.0%) per annum, other than upon an Event of Default pursuant to Section 2.

(y) “Interest Ratio” means as to any applicable Installment Date, the quotient of (x) the number of days during the applicable Installment Period divided by (y) the number of days during the related Interest Period.

(z) “Issuance Date” means                     , 2005.

(aa) “LIBOR” means, for each Interest Period (i) the six-month London Interbank Offered Rate for deposits in U.S. dollars, as shown on such date in The Wall Street Journal (Eastern Edition) under the caption “Money Rates-London Interbank Offered Rates (LIBOR)”; or (ii) if The Wall Street Journal does not publish such rate, the offered one-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, the “LIBOR” for such day shall be the arithmetic mean of such rates.

(bb) “Master Amendment Agreement” means that certain master amendment agreement dated as of July 25, 2005 by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Amended and Restated Senior Secured Convertible Notes.

(cc) “Minimum Price” means $3.65, appropriately adjusted for any stock split, stock dividend, combination or similar event that proportionally decreases or increases the Company Common Stock after the Issuance Date.

(dd) “Minimum Price Condition” means that the amount calculated pursuant to clause (i) of the definitions of Interest Conversion Price at an applicable Interest Date or clause (i) of the definition of Company Conversion Price at an applicable Installment Date, as applicable, is equal to or greater than the Minimum Price.

(ee) “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.

(ff) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(gg) “Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of six percent (6%) per annum, (B) Indebtedness secured by Permitted Liens, (C) Indebtedness to trade creditors incurred in the ordinary course of business, (D) Permitted Non-Recourse Indebtedness and (E) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(hh) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (x) Liens on any Lumera Common Stock incurred with respect to any Permitted Non-Recourse Indebtedness, and (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5(a)(xi).

(ii) “Permitted Non-Recourse Indebtedness” means Indebtedness of the Company, which is solely secured by a pledge of Lumera Common Stock (other than such Lumera Common Stock pledged to secure the Old Notes and is not a general obligation of the Company or any Subsidiary of the Company, the holder of such Indebtedness having recourse solely to such Lumera Common Stock securing such Indebtedness and no right of cash payment from the Company or any Subsidiary of the Company.

(jj) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(kk) “Post-Installment Conversion Shares” means that number of shares of Company Common Stock that would be required to be delivered pursuant to Section 10 on an applicable Installment Date without taking into account the delivery of any Pre-Installment Conversion Shares.

(ll) “Principal Market” means the Nasdaq National Market.

(mm) “Redemption Notice” means any of an Event of Default Redemption Notice, Holder Change of Control Redemption Notice or Company Installment Notice.

(nn) “Redemption Price” means any of an Event of Default Redemption Price, Holder Change of Control Redemption Price or Company Installment Redemption Price.

(oo) “Redemption Premium” means (i) in the case of the Events of Default described in Section 5(a)(i) – (viii) and (xi) – (xiv), 125% or (ii) in the case of the Events of Default described in Section 5(a) (ix) – (x), 100%.

(pp) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to among other things, the registration of the resale of Company Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

(qq) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(rr) “SEC” means the United States Securities and Exchange Commission.

(ss) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(tt) “Subscription Date” means                     , 2005.

(uu) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(vv) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ww) “Triggering Event” means the issuance of additional shares of Company Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock other than Excluded Securities at an effective price to the Company per share of Company Common Stock less than the Conversion Price (as adjusted hereunder to such date).

(xx) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(yy) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(32) SECURITY. The Notes shall be secured by and to the extent provided in the Amended and Rested Pledge and Security Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

MICROVISION, INC.

By:
Name:
Title:

EXHIBIT I

MICROVISION, INC.

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE

INTO COMMON STOCK

Reference is made to the Amended and Restated Senior Secured Convertible Note (the “Note”) issued to the undersigned by Microvision, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Company Common Stock, par value $.001 per share (the “Company Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

The Principal amount of the Note included in the above Conversion Amount shall be applied against the following Installment Amounts in the following manner:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the holder of the Note submitting this Conversion Notice that, after giving effect to the conversion provided for in this Conversion Notice, such holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Company Common Stock which exceeds the maximum percentage of the total outstanding shares of Company Common Stock as determined pursuant to the provisions of Section 3(d)(i) of the Note.

Please confirm the following information:

Conversion Price:

Number of shares of Company Common Stock to be issued:

Please issue the Company Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:

    (if electronic book entry transfer)

Transaction Code Number:

    (if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Company Common Stock in accordance with the Transfer Agent Instructions dated                 , 2005 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

MICROVISION, INC.

By:
Name:
Title: